Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement (No. 333-162310) on Form S-3 of Altair Nanotechnologies, Inc. and subsidiaries of our reports dated March 10, 2009, relating to our audits of the consolidated financial statements and internal control over financial reporting, which appear in the Annual Report on Form 10-K of Altair Nanotechnologies, Inc. and subsidiaries for the year ended December 31, 2008.  We also consent to the reference to our firm under the caption "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ Perry-Smith LLP

Sacramento, California
November 10, 2009